EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ADP ANNOUNCES PLAN FOR SPIN-OFF OF DEALER SERVICES BUSINESS

Separation allows ADP to focus on its core Human Capital Management business
Independent Dealer Services business will be a global leader in its industry

ROSELAND, New Jersey, April 10, 2014 – ADP® (Nasdaq: ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced that the company’s Board of Directors has approved a plan to separate the Dealer Services business into an independent publicly traded company through a tax-free spin-off of 100% of Dealer Services to ADP shareholders.

“Consistent with our strategy to grow our position as a global provider of HCM solutions, we have concluded that the separation of Dealer Services will allow both companies to focus on their respective industries,” said Carlos Rodriguez, president and chief executive officer, ADP.  “The Dealer Services business remains attractive in terms of long-term growth opportunities; however, we believe this transaction will benefit ADP’s shareholders by allowing each management team to better focus on its own business and strategic opportunities.  ADP’s ongoing efforts and commitment will be focused on executing against our global HCM strategy.  As we deliver against this commitment, our goal remains driving consistent and sustainable profitable revenue growth and return of capital to shareholders through dividends and share repurchases.”

Dealer Services is a leading global provider of retail and digital marketing solutions to automotive retailers and manufacturers.  The global automotive market is the strongest it has been since 2007, and the volume of U.S. vehicle sales continues its recovery to pre-crisis levels.  This recovery, combined with Dealer Services’ global breadth and depth of service offerings, makes it the appropriate time to establish this business as its own stand-alone public company.  With revenues approaching $2 billion annually, most of which is recurring in nature, along with good profitability and strong cash flows, we expect Dealer Services will be an independent public company with solid long-term growth prospects.  Steve Anenen and Al Nietzel, the current president and chief financial officer, respectively, of Dealer Services, will assume the roles of chief executive officer and chief financial officer of the new standalone company.

In conjunction with the spin-off ADP expects to receive in a tax-free manner at least $700 million, which proceeds ADP plans to return to its shareholders through share repurchases after the spin-off is complete, depending on market conditions.  Following the spin-off, ADP expects to maintain its current $0.48 quarterly cash dividend per share. Over the medium to long term, ADP intends to return to its pre-separation target dividend payout ratio of 55% to 60%, while keeping intact ADP’s 39 year track record of annual increases in its quarterly cash dividend, subject to approval by ADP’s Board of Directors.  The spin-off will be completed upon receipt of all required regulatory reviews and approvals.  ADP expects to complete the separation in the early part of the fourth calendar quarter of 2014.

About ADP

With more than $11 billion in revenues and more than 60 years of experience, ADP® (Nasdaq: ADP) serves approximately 620,000 clients in more than 125 countries.  As one of the world's largest providers of business outsourcing and Human Capital Management solutions, ADP offers a wide range of human resource, payroll, talent management, tax and benefits administration solutions from a single source, and helps clients comply with regulatory and legislative changes, such as the Affordable Care Act (ACA).  ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading global provider of automotive retail and digital marketing solutions to auto retailers and manufacturers.  For more information about ADP, visit the company's Web site at www.ADP.com.

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. In addition, the proposed spin-off of the Dealer Services business is subject to inherent risks and uncertainties, including: risks that the spin-off will not be consummated; increased demands on our management team to accomplish the spin-off, significant transaction costs, risks of changes in our credit rating and risks from changes in results of operations of our reportable segments.  ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 should be considered in evaluating any forward-looking statements contained herein.

Source:	Automatic Data Processing, Inc.

Investor Relations Contacts:
Elena Charles
973.974.4077
elena.charles@ADP.com

Sara Grilliot
973.974.7834
sara.grilliot@ADP.com

Media Contact:
Michael Schneider
973.567.1775
michael.schneider@ADP.com

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